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                     February 16, 2024

       Paul W. Graves
       Chief Executive Officer
       Livent Corp.
       1818 Market Street
       Philadelphia, Pennsylvania 19103

                                                        Re: Livent Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-38694

       Dear Paul W. Graves:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services